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Exhibit 10.5 -- Non-Binding Letter of Intent with Bryn Mawr Investment Group regarding Financing


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                                COMMITMENT LETTER

                                October 24, 1999



Mitch Gutkowski, Chairman
SELECT MEDIA COMMUNICATIONS, INC.
666 Third Avenue
New York, NY 10017



Dear Mr. Gutkowski:



         Reference is made to our recent discussions relating to a proposed financing by Select Media Communications, Inc. (the "Company") through the sale of the Company's $.001 par value common stock (the "Shares" of "Common Stock") or securities convertible into Shares of Common Stock (the "Offering"), as described below. The Company will raise a total of $10,000,000 through the sale of Common Stock in several tranches. The first tranche of $1,000,000 will be available by December 6, 1999. The second tranche of $4.5 million will be available by the end of the first quarter of 2000, through a private placement, with the balance raised through a private or public offering by the second quarter of 2000. On the basis of our discussions, financial materials which you have submitted to us and representations which you have made to us describing the Company, its principals, the proposed business activities of the Company, and the Company's operations and financial condition, Bryn Mawr Investment Group, Inc. (the "Placement Agent") hereby confirms its intention to act as the placement agent for the Offering on a best efforts basis upon the following terms and conditions.



         1. Offering Materials. The Company will prepare private placement memoranda (the "Offering Memoranda"), together with exhibits, conforming in all respects to the requirements of Rules 504 or 506 of Regulation D and such state "blue sky" laws as may apply to this Offering. The Company will prepare and file Form Ds for the Offering with the United States Securities and Exchange Commission (the "SEC"). The Company has selected Christopher P. Flannery, Esquire, as counsel, who is qualified and experienced in the preparation of filings under the Securities Act of 1933 (the "1933 Act") to prepare the Offering Memoranda. All financial statements contained in the Offering Memoranda will be in form and content satisfactory to the Placement Agent and to the Placement Agent's counsel, and will have been prepared and reported on by independent certified public accountants satisfactory to the Placement Agent. The proposed Offering Memoranda will be submitted to the Placement Agent and to the Placement Agent's counsel as soon as possible before the Company proposes to file each such Offering Memorandum with any state. The proposed uses of proceeds shall be subject to the approval of the Placement Agent. The content of any oral comments and copies of all comment letters from any state securities authority shall immediately be supplied to the Placement Agent and its counsel.



         2. Placement Agent's Counsel. The Placement Agency Agreement, the Consulting



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Agreement, Selected Dealers Agreement and other placement documents
("Underwriting Documents") shall be prepared by counsel for the Placement Agent. All corporate proceedings undertaken by the Company and other legal matters which relate to the Offerings and other related transactions shall be satisfactory in all material respects to counsel for the Placement Agent.



         3. Offerings. The Company proposes to offer through the Placement Agent and/or selected dealers selected by the Placement Agent ("Selected Dealers"), up to an aggregate of $10,000.00. The Placement Agent contemplates, subject to paragraph 22 hereof, to place this Offering on a "best efforts, minimum or none" basis. Pending completion of the financing contemplated herein, the Company agrees that it will not negotiate with any other placement agent, underwriter or person relating to a possible public or private offering or placement of its securities. The Offerings may be done in stages.



         4. Price and Compensation Adjustments. The Offering Price of the Shares will be subject to change by the Placement Agent prior to the effective date of the Offering Memoranda. The Placement Agent shall also have the right to adjust any item of the Placement Agent's compensation in order to comply with NASD guidelines.



         5. Closings. Delivery of the certificates for the Shares purchased through the Placement Agent and payments therefor shall be made at the principal offices of the Placement Agent (the "Closing") on the third (3rd) full business day following the Date on which subscriptions for at least the Minimum Offering have been deposited into escrow and become available funds (the "Initial Closing"), subject to the right of the Placement Agent to postpone the Initial Closing until all conditions to Closing have been satisfied. After an Initial Closing has been held, the Company and the Placement Agent may hold subsequent Closings at their mutual convenience.



         6. Future Sales. It is understood that during the period of the proposed Offering and for one (1) year from the date of the Final Closing, the Company will not issue, sell or otherwise dispose of any of its equity or long-term debt securities without the Placement Agent's prior written consent. Prior to the Initial Closing, the Company will cause each of its officers, directors and 5% or greater stockholders who own any of the Company's outstanding Shares or any warrants or options to purchase Common Stock, to enter into an undertaking to the Placement Agent pursuant to the terms of which such stockholder will agree not sell to the public any Shares owned directly or indirectly by him, for a period of one (1) year from the Initial Closing of the Offering without the Placement Agent's prior written consent.



         7. Indemnification. It is understood that the proposed Placement Agent Agreement will provide for certain indemnification between the Company and the Placement Agent as to certain liabilities, including liabilities under the 1933 Act, as amended. The Company agrees to indemnify and hold the Placement Agent harmless from any and all claims, costs, expenses or damages (including attorney's fees) arising out of this Letter of Intent and the Offering.



         8. Due Diligence. In order to assist the Placement Agent with its due diligence



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investigation, the Company shall make all documents and other information relating to the Company's affairs available upon request to the Placement Agent and its attorneys at the Placement Agent office and to furnish copies of any such documents upon request of the Placement Agent. Documents which must be made available to Placement Agent's counsel as soon as possible, include, but are not limited to, the Company's Articles of Incorporation and all amendments thereto, By-Laws, Minutes of all of the Company's Directors and Stockholders Meetings, all financial statements and complete copies of any material contracts, leases and agreements, to which the Company is a party. The Company agrees to facilitate visits by the Placement Agent with the Company's management personnel and to permit due diligence on-site inspections by the Placement Agent and its counsel of the Company's offices, facilities and plants. The Company will furnish the Placement Agent at the earliest practicable date with a business plan showing projected cash flow (or deficiencies) covering a three-year period and reconciled to the proposed Use of Proceeds sections of the Offering Memoranda. The Company also agrees, prior to the Initial Closing, to make a member of its senior management available to appear at the Placement Agent's offices for purposes of making a due diligence presentation. All costs and expenses associated with such appearance shall be borne solely by the Company.



         9. Capital Structure, Dilution, Employee Benefit Plans. The capital structure of the Company immediately preceding the Offering, the contemplated dilution to the investors, and the Company's business plan shall be acceptable to the Placement Agent. No other classes or series of capital stock shall exist. From the date hereof until completion of the Offering, the Company shall not issue any Common Stock, options, Warrants or other rights to purchase securities of the Company without the Placement Agent's prior written consent. As of June 30, 1999, the Company has 9,403,753 Shares of Common Stock issued and outstanding.



         10. Blue-Sky Laws. It is understood and agreed between the Company and the Placement Agent that it shall be the obligation of the Company to qualify, at its sole cost and expense, the sale of the Shares in the state listed on Exhibit A. Copies of all applications for the exemption from registration of the Shares as well as all related documents filed with the various state securities agencies shall be supplied to counsel for the Placement Agent. Counsel for the Company shall prepare and provide to the Placement Agent a signed Preliminary Blue Sky Memorandum when the Offering Memoranda is filed and a Final Blue Sky Memorandum concurrently with the Initial Closing, such memoranda (the "Blue Sky Memoranda") to be updated as required. Such Blue Sky Memoranda shall specify, among other things, all states in which the Offerings may be offered and/or sold.



         11. Commissions. The Placement Agent will receive as compensation a sales commission of 12% of the Offering Price of all Shares sold through the Placement Agent and for which the Company accepts subscriptions at a Closing.



         12. Placement Agent's Expense Allowance. It is understood and agreed that the Company shall reimburse the Placement Agent for its expenses incurred during the Offering on a non-accountable basis, in an amount equal to two percent (2%) of the gross proceeds derived from the Offering.



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         13. Placement Agent's Warrants. At the Final Closing, the Company will sell to the Placement Agent Common Stock Purchase Warrants ("Placement Agent's Warrants"), for an aggregate purchase price of $100, entitling the Placement Agent to purchase one Share of the Company's Common Stock for each one hundred Shares of the Company's Common Stock which have been sold in the Offering. The Placement Agent's Warrants shall be non-exercisable for a period of twelve (12) months following the Initial Closing. Also, the Placement Agent's Warrants will contain standard anti-dilution provisions acceptable to the Placement Agent. The Placement Agent's Warrants will be exercisable for a period of four (4) years, such period to commence twelve (12) months after the Effective Date and if the Placement Agent's Warrants are not exercised during this term, they shall be their terms automatically expire. The exercise price of the Placement Agent's Warrants hall be 100% of the per share Offering Price in the Offering. The Company will set aside and at all time shave available a sufficient number of Shares of its Common Stock to be issued upon the exercise of the Placement Agent's Warrants to be sold to the Placement Agent ("Warrant Stock"). The Placement Agent's Warrants will not be transferable to anyone except to officers of the Placement Agent, the Selected Dealers and by operation of law.



         14. Registration Rights. The Company agrees that the Shares sold in the Offering and the Warrant Stock will carry piggy-back registration rights exercisable at any time within the period commencing with the Final Closing of the Offering and ending five (5) years after the Final Closing, but no more than once, the Company will add to the Shares to be registered in a contemplated registration statement under the 1933 Act, as amended, registering or qualifying as the case may be, Shares and the Placement Agent's Warrant Stock; provided, however, that the Company will not be required to add any Shares or Warrant Stock to a registration statement on Forms S-4 or S-8, or any other inappropriate form. The Company agrees to use its best efforts to cause the above filing to become effective. All expenses of such registration or qualification, including, but not limited to, legal, accounting, and printing fees, will be borne by the Company, but the Company shall not be responsible for the cost of any separate counsel to review the registration statement on behalf of or to advise the selling stockholders. The registration rights of the holders of the Shares shall not be affected in the event that registration statement does not become effective or is withdrawn for any reason.



         15. Right of First Refusal. Subject to compliance by the Placement Agent with the terms of the Placement Agent Agreement, the Company and the Placement Agent understand and agree that for a period of two (2) years from the Final Closing, the Placement Agent shall have a preferential right to purchase of its account or to sell for the account of the Company, and equity or debt securities with respect to which the Company may seek a public offering or private offering for cash. Specifically excluded from the Placement Agent's right of first refusal are private offerings of the Company's Shares in exchange for properties, assets or stock of other individuals or corporations. The Company will notify and consult the Placement Agent with regard to any such covered offering for cash prior to consulting any other prospective underwriter and will offer the Placement Agent the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it can secure elsewhere. The Placement Agent shall



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have thirty (30) days in which to accept such offer. However, the Company shall not be required to consult with the Placement Agent concerning any borrowings from banks and institutional lenders or concerning financing under any equipment leasing or similar arrangements.



         16. Expenses. The Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the securities, including, but not limited to, all expenses and fees incident to the preparation of filing of the Offering Memoranda, the costs and counsel fees of qualification under state securities laws, costs for preparing and printing the Offering Memoranda and related exhibits, and cost of printing as many copies of the Offering Memoranda as the Placement Agent may deem necessary. The printer selected by the Company shall be a financial printer acceptable to the Placement Agent. Except as otherwise provided herein, the Placement Agent agrees to pay all fees and expenses of its legal counsel, all advertising, mailing, telephone, travel, clerical or other office costs incurred or to be incurred by the Placement Agent or by its sales personnel in connection with the Offering. Such fees and expenses of the Placement Agent shall be reimbursed by the Company to the extend provided in Section 12 hereof.



         17. Representations of the Company. The Company represents to the Placement Agent that no person has acted as a finder or investment adviser in connection with the transactions contemplated herein and will indemnify the Placement Agent with respect to any claim for finder's fees in connection therewith. The Company represents and warrants that no officer, director or stockholder of the Company is a member of the NASD, an employee of or associated member of the NASD, except as disclosed to the Placement Agent in writing. The Company represents and warrants that it has not promised or represented to any person that any part of the Shares will be directed or otherwise made available to them in connection with the Offering. The Company further represents that it has separately disclosed to the Placement Agent all potential conflicts of interest involving the Company's officers, directors, principal stockholders and/or employees.



         18. 1934 Act Registration, Quarterly Reports to Shareholders, Quotation on NASDAQ, Listing in Securities Manuals, Transfer Agent. The Company shall prepare and file a Form 10-SB registration statement with the SEC under the Securities Exchange Act of 1934, as amended, as soon as possible but no later than twenty (20) business days after the signing of this Letter. The Company agrees that for a least five (5) years after such Exchange Act registration the Company will issue to its shareholders, within forty-five (45) days after the end of the Company's first three fiscal quarters, quarterly reports containing unaudited financial information. The Company shall continue to take all actions to maintain the listing its Shares on the NASD Automatic Quotation System ("NASDAQ") Over the Counter Bulletin Board and to apply for listing on NASDAQ Small Cap as soon as possible. Prior to the Initial Closing, the Company will apply for listing in Standard & Poor's Corporation Records and maintain such listing on a current basis at all times. The listing shall contain the information necessary to qualify for transactions exemptions under the Blue Sky Laws of a majority of states.



         19. Consulting Agreement. At or before the Closing, the Company agrees to enter into a separate non-exclusive consulting agreement with the Placement Agent pursuant to which the Placement Agent shall provide investment banking advise to the Company for a twelve (12)


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month period (the "Consulting Agreement"). The fee for such services shall be
$1,000 per month payable in advance at the Closing in one lump sum of Twelve Thousand Dollars ($12,000.00).


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         20. Formal Agreement Contemplated. The Placement Agent will use its best efforts to complete the Offering. The parties contemplate the execution and delivery of a Placement Agency Agreement in form and content satisfactory to the Placement Agent and the Company to be entered into immediately prior to the time of the Offering. This commitment is further subject to release of the Placement Agent in the event of (a) war, casualty or calamity which would have a material adverse effect or loss to the Company; (b) any material adverse change in the business, property or financial condition of the Company; or (c) any action, suit or proceeding at law or at equity against the Company, its officers, directors or promoters, or by any Federal, State or other governmental equity, commission, board or agency where any unfavorable decision could materially adversely effect the Company. Release provisions similar to the above are to be duly incorporated in the Placement Agency Agreement.



         21. Laws of Pennsylvania to Govern. This Letter of Intent shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania and the parties agree to restrict themselves to the jurisdiction of the courts of the Commonwealth of Pennsylvania with respect to any disputes arising or related to this Letter of Intent.



         22. Partial invalidity. Should any provision of this Letter of Intent be invalid for any reason, the other provisions of this Letter of Intent shall remain in effect and not be amended thereby.



         If this letter correctly sets forth our understanding, please so indicate by signing and returning to us the enclosed copies of this letter. Upon receipt of the signed copies, we will return one (1) fully executed copy for your files. This Letter of Intent shall be void at the option of the Placement Agent unless signed and returned within thirty (30) days from the date hereof.



                                    Very truly yours,

                                    BRYN MAWR INVESTMENT GROUP, INC.



                                    By:  /S/ TONINO LABELLA
                                        ----------------------------------------



AGREED TO AND ACCEPTED THIS

24TH DAY OF OCTOBER, 1999.


SELECT MEDIA COMMUNICATIONS, INC.




BY: /S/ MITCH GUTKOWSKI
    -----------------------------
         Chairman



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